UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of The Securities Exchange Act of 1934

January 28, 2005

Date of Report (Date of Earliest Event Reported)

THE PEOPLES HOLDING COMPANY

(Exact Name of Registrant as Specified in its Charter)

Mississippi	1-13253	64-0676974
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

209 Troy Street, Tupelo, Mississippi 38802-0709

(Address of Principal Executive Offices)(Zip Code)

Registrant’s Telephone Number, including area code: (662) 680-1001

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

The Peoples Holding Company (the "Company") maintains a performance based short term incentive plan under which annual cash bonuses may be awarded. All employees of the Company and its affiliates who are employed on December 31st are eligible to participate in the plan, except part-time employees and contract workers and employees who do not satisfy designated performance standards in any year. Bonuses paid under the plan are expressed as a target percentage of each eligible employee's base salary; the actual percentage is based upon job classification. The Compensation Committee of the Company's Board of Directors annually determines an earnings threshold that must be satisfied to pay bonuses under the plan and sets additional earnings benchmarks that are used to determine the amount of the bonus payments. Actual bonus awards may take into account individual performance, business unit performance, and Company performance in addition to earnings.

On January 28, 2005, the named executive officers of the Company received the following cash bonuses under the plan, which were recommended by the Compensation Committee and approved by the full Board of Directors: E. Robinson McGraw, President and Chief Executive Officer, $115,957; James W. Gray, Executive Vice President, $24,591; Stuart R. Johnson, Executive Vice President and Chief Financial Officer, $49,231; Francis J. Cianciola, Executive Vice President, $52,500; and Stephen M. Corban, Executive Vice President, $19,274.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PEOPLES HOLDING COMPANY
Registrant

DATE: February 3, 2005	/s/ E. Robinson McGraw
E. Robinson McGraw
President & Chief Executive Officer